Exhibit 99.1

Echo Therapeutics, Inc. Announces 2014 Financial Results

Iselin, NJ – April 15, 2015 – Echo Therapeutics, Inc. (NASDAQ: ECTE), a medical device company focused on non-invasive continuous glucose monitoring and associated technologies, today announced financial results for the year ended December 31, 2014.  Echo’s Annual Report on Form 10-K, as filed with the SEC, will be available by visiting the Investors section of Echo’s website at www.echotx.com on April 15, 2015 after the close of the financial markets.

Fiscal Year 2014 Financial Results

For fiscal year 2014, the Company was principally involved with the product development and clinical studies of its continuous glucose monitoring system. Echo's net loss for fiscal year 2014 was $15.3 million, or ($1.24) per share, compared to $19.4 million, or ($2.33) per share during 2013.  The operating loss for fiscal year 2014 was $12.3 million compared to $19.6 million for fiscal year 2013.  Research and development expenses were $5.0 million for fiscal year 2014 compared to $13.0 million for fiscal year 2013.  The decrease in research and development expenses was primarily related to the lack of financing that eventually led to a temporary shut down of operations in the fourth quarter of 2014.  Selling, general and administrative expenses were $7.4 million during 2014 compared to $6.7 million in 2013.   The increase in selling, general and administrative expenses was primarily due to increased legal costs and expenses associated with the proxy fight that enveloped the Company in 2014.  Echo reported a cash balance of approximately $1.3 million as of December 31, 2014.

Recent Corporate Highlights:

•
In March 2015, Echo achieved its wireless mobile communication milestone, making it possible for its continuous glucose sensor to transmit data to any mobile platform. The achievement marked the first key step in the strategic transformation of the Company’s technology from a hospital-based medical system to a consumer product in both the wearable-health and diabetes segments.

•
In January 2015, Echo re-established its operational and strategic collaboration agreement with Medical Technologies Innovation Asia (MTIA), Ltd., Hong Kong. The partnership agreement includes a licensing and technology transfer under which MTIA will manufacture Echo's proprietary skin permeation and analyte measurement technology. Echo granted MTIA rights to develop, manufacture, market, and distribute Echo's technology on an exclusive basis for the Chinese market, including the Peoples' Republic of China, Hong Kong, Macau and Taiwan.

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In January 2015, Echo rehired key members of its Research & Development team, led by Tom Bishop, Vice President of Operations and Product Development, to refine and adapt Echo's core technology for wearable technology and diabetes applications.

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In December 2014, Scott W. Hollander was appointed Chief Executive Officer. Mr. Hollander has more than 20 years of experience in the medical device, pharmaceutical and capital equipment industries, and most recently served as Vice President, Business Development, Otsuka Pharmaceuticals as well as President and Chief Executive Officer of Interpharma-Praha, an Otsuka subsidiary company.

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In December 2014, Alan W. Schoenbart, CPA, a senior executive with more than thirty years of financial management experience, joined the Company as Chief Financial Officer (CFO) from Hudson News Distributors, where he most recently served as the CFO. Mr. Schoenbart’s prior experience included CFO for Forticell Bioscience, Inc., a publicly traded medical device company, and Audit Manager at KPMG.

•
In December 2014, pursuant to a Securities Purchase Agreement, Platinum Value Arbitrage Fund L.P. and certain other investors agreed to purchase shares of the Company's stock for an aggregate purchase price of $4 million. The agreement includes an upfront investment of $1 million, with the remaining portion of the investment to be made in monthly installments.

“Now that the events of 2014 are behind us, and we have rehired and refocused our Research & Development team and have achieved our mobile communication milestone, I am very excited about the potential of Echo’s proprietary, non-invasive continuous glucose monitoring technology in the consumer space,” said Scott W. Hollander, Echo’s President and CEO. “With our new team, along with the cash infusion associated with the Securities Purchase Agreement, we are focused on the continued, accelerated pace of product development. I am committed to prudently utilizing our resources for the improvement of the technology and for business development activities.”

About Echo Therapeutics

Echo Therapeutics is developing its non-invasive, wireless, continuous glucose monitoring (CGM) system. A significant opportunity exists for the Company’s CGM to be used in the fitness, weight loss and personal lifestyle wearable-health space. A longer-term opportunity also exists in the outpatient diabetes and hospital settings. Echo developed its needle-free skin preparation device as a platform technology that allows for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's CGM System, the failure of future development and preliminary marketing efforts related to Echo's CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell Echo’s CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(732) 549-0128

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,278,941	$8,055,385
Other current assets	543,312	1,319,713
Total current assets	1,822,253	9,375,098

Net property and equipment (including assets under capitalized leases)	1,138,593	1,495,807

Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs	-	2,581,324
Other assets	9,990	12,066
Total other assets	9,634,990	12,218,390
Total assets	$12,595,836	$23,089,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,801,469	$1,036,320
Deferred revenue from licensing agreements	-	76,428
Derivative warrant liability	208,155	1,119,155
Accrued expenses and other liabilities	968,392	1,412,468
Total current liabilities	2,978,016	3,644,371
Deferred revenue from licensing arrangements, net of current portion	95,535	76,428
Total liabilities	3,073,551	3,720,799

Commitments and Contingencies
Stockholders' Equity:
Convertible preferred stock, Series C, D, E & F	35,899	27,496
Common stock	126,295	117,764
Additional paid-in capital	137,292,157	132,192,648
Accumulated deficit	(127,932,066)	(112,969,412)
Total stockholders' equity	9,522,285	19,368,496
Total liabilities and stockholders' equity	$12,595,836	$23,089,295

Condensed Consolidated Statements of Operations
	Year Ended December 31,
	2014	2013
Licensing revenue	$57,321	$27,600

Operating Expenses:
Research and development	4,962,196	12,991,502
Selling, general and administrative	7,415,049	6,680,983
Total operating expenses	12,377,245	19,672,485
Loss from operations	(12,319,924)	(19,644,885)

Other Income (Expense):
Interest expense, net	(3,550,504)	(3,900,064)
Other income	1,888	11,566
Loss on disposals of assets	(1,114)	-
Gain on revaluation of derivative warrant liability	911,000	4,465,986
Other income (expense), net	(2,638,730)	577,488
Net loss before taxes	(14,958,654)	(19,067,397)
State income taxes	4,000)	-
Net loss	(14,962,654)	(19,067,397)
Deemed dividend on beneficial conversion feature of convertible preferred stock	(350,000)	(371,140)
Net loss applicable to common shareholders	$(15,312,654)	$(19,438,537)
Net loss per common share, basic and diluted	$(1.24)	$(2.33)
Basic and diluted weighted average common shares outstanding	12,308,254	8,359,837

(Reflects 1-for-10 reverse stock split, effective June 7, 2013)

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